Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into effective as of the 28th day of February, 2001 (the "Start Date") between STAGE STORES, INC., a Delaware corporation (the "Company"), and MICHAEL E. McCREERY, an individual (the "Executive").

WITNESSETH:

WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company to hire and appoint the Executive to the position of Executive Vice President and Chief Financial Officer of the Company (the "Position"), subject to the terms and conditions of this Agreement; and

WHEREAS, the Executive desires to be hired by the Company and to be appointed to the Position, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. BANKRUPTCY COURT APPROVAL.  This Agreement and the respective obligations of the parties hereto are subject to the approval of the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the "Bankruptcy Court"), and if approved, this Agreement shall become retroactively effective as of the Start Date or such other date as the Bankruptcy Court may order and direct (the "Effective Date").

2. EMPLOYMENT.  The Company shall hire and appoint Executive to the Position, and Executive hereby accepts employment with the Company and appointment to the Position, upon the terms and subject to the conditions set forth in this Agreement. As of the Start Date, it is the mutual intent of the Company and Executive that Executive shall be employed by the Company and serve in the Position for a period of at least three (3) years.

3. POSITION AND DUTIES.  During such time as Executive is employed with the Company (the "Employment Period"), Executive shall serve in the Position and shall have the normal duties, responsibilities and authority of the Position, subject to the power of the Board to expand or limit such duties, responsibilities and authority and to override actions of the Executive. Executive shall report to the Board and the Chief Executive Office of the Company. Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) exclusively to the business and affairs of the Company and its "Subsidiaries" (as hereinafter defined) and any duty, task or responsibility assigned or given to Executive by the Board, and Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. As used in this Agreement, "Subsidiaries" shall mean any entity of which the securities having a majority of the voting power in electing directors or managers are, at the time of determination, owned by the Company either directly or through one or more Subsidiaries.

3.1 Outside Directorships.  In the event Executive is invited, solicited or otherwise asked to become a director, advisor or consultant for any entity or organization of any type or function whatsoever other than the Company and its Subsidiaries, Executive shall notify the Board in writing of such invitation, the entity or organization extending such invitation and the capacity to be served by Executive for such entity or organization. The Board shall have the sole power and authority to authorize Executive to accept such invitation based on such criteria and standards as the Board may determine, and Executive shall not accept such invitation without the Board's prior written consent, which consent shall not be unreasonably withheld.

3.2 Delegation by Board.  Whenever this Agreement calls for action on the part of the Board, the Board may delegate responsibility for such action to a duly appointed committee of the Board, including but not limited to the Compensation Committee of the Board, and Executive agrees to treat, comply with and be bound by any action taken by such committee as if the Board had taken such action directly.

4. COMPENSATION AND BENEFITS.  During the Employment Period, Executive shall be paid or receive compensation and benefits as follows:

4.1 Base Salary.  The base salary for Executive shall be $350,000 per year, or such other rate as the Board may designate from time to time (the "Base Salary"). The Base Salary shall be payable in regular installments in accordance with the Company's general payroll practices and shall be subject to customary withholding for applicable taxes.

4.2 Merit Bonus.  Commencing with the fiscal year ending January 31, 2002, the Board may, but is not obligated to, award a bonus to Executive following the end of each fiscal year based upon the Company's operating results for and Executive's performance during such fiscal year and such other performance targets and criteria as the Board and Executive may establish and adjust for such fiscal year (the "Merit Bonus"); notwithstanding the foregoing, Executive shall receive a Merit Bonus in an amount not less than $70,000.00 for the fiscal year ending January 31, 2002. The target level of such Merit Bonus shall be forty percent (40%) of Executive's Base Salary, but the amount of any such Merit Bonus may range from zero percent (0%) to eighty percent (80%) of Executive's Base Salary as determined by the Board based on such criteria. In addition, the Board may take into account any unusual or non-recurring items of the Company during such fiscal year deemed appropriate by the Board in determining any Merit Bonus. The Company shall pay to Executive any such Merit Bonus on or before April 1 following the end of the fiscal year for which such Merit Bonus was based, and any such Merit Bonus shall be subject to customary withholdings for applicable taxes.

4.3 Emergence Bonus.  If the Bankruptcy Court confirms and approves a plan of reorganization for the Company (the "Plan") and Executive is employed with the Company: (i) on the date the Bankruptcy Court enters an order confirming the Plan; and (ii) on the date the Bankruptcy Court enters an order finding substantial consummation of the Plan (the "Emergence Date"), Executive shall receive a bonus of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the "Emergence Bonus"), subject to customary withholdings for applicable taxes.

4.3.1 Continuing Employment.  In the event the Company, or any entity acquiring, holding or owning a majority interest in the Company, retains Executive in a senior management position on the day after the Emergence Date, the Company shall pay the Emergence Bonus using a combination of cash (the "Cash Component") and new equity securities of the Company (the "Stock Component"); provided, however, in no event shall the Cash Component be less than forty percent (40%) of the Emergence Bonus. The Stock Component shall be valued in accordance with the terms of the Plan. In the event recoveries are being provided through a transaction described in the Plan where cash or securities of another company are being distributed, payment to Executive will be made in like manner, but in no event shall the Cash Component of the Emergence Bonus be less than forty percent (40%) of such amount. Company shall pay the Cash Component and issue the stock certificates evidencing the Stock Component to Executive within sixty (60) days after the Emergence Date, unless otherwise provided in the Plan or ordered by the Bankruptcy Court. Payment of any withholdings for applicable taxes as a result of the Emergence Bonus shall be deducted from the Cash Component.

4.3.2 No Continuing Employment.  In the event the Company, or any entity acquiring, holding or owning a majority interest in the Company, does not retain Executive in a senior management position on the day after the Emergence Date, the Company shall pay the Emergence Bonus to Executive in cash. Company shall pay the Emergence Bonus to Executive within sixty (60) days after the Emergence Date, unless otherwise provided in the Plan or ordered by the Bankruptcy Court, and the Emergence Bonus shall be subject to customary withholdings for applicable taxes.

4.3.3 Termination Before Emergence Date.  If during the period commencing from the date on which the Bankruptcy Court enters an order confirming the Plan and ending on the Emergence Date, the Company terminates this Agreement without Good Cause (as defined in Section 6.7 hereof) in accordance with Section 6.3 hereof or Executive terminates this Agreement with Good Reason (as defined in Section 6.8 hereof) in accordance with Section 6.4 hereof, then Executive shall be entitled to receive: (i) the Severance Payment (as defined in Section 6.3 hereof), which shall be paid in twelve (12) equal monthly installments commencing from the date of termination and subject to customary withholdings for applicable taxes; and (ii) the Emergence Bonus, which shall be paid in accordance with 4.3.2 hereof. In the event the Company terminates this Agreement for Good Cause or Executive terminates this Agreement without Good Reason during such period, then Executive shall not be entitled to, and Company shall not be obligated to pay Executive, the Emergence Bonus.

4.4 Automobile Allowance.  Company shall provide Executive with an automobile allowance in the amount of $1,000 per month to be allocated at Executive's discretion, or such other monthly amount designated by the Board, and such allowance shall be payable in regular installments in accordance with the Company's general payroll practices.

4.5 Medical, Dental and Other Benefits.  Beginning on the sixty-first (61st) day after the Start Date, Company shall provide, at Company's cost and expense, Executive with medical and dental insurance coverage for Executive and his family, a life insurance policy (with a face amount of two (2) times Executive's starting Base Salary) and short term and long term disability on terms commensurate with coverages offered to other executive officers of the Company, and Executive shall be eligible to enroll and participate in any and all retirement plans or arrangements and any other supplemental benefits provided to other executive officers of the Company. During the initial sixty (60) days of service, Company shall reimburse Executive for any and all premiums incurred by Executive to extend or continue the coverage under any health benefits from Executive's previous employer in accordance with the standard policies and procedures of the Company in effect related to such reimbursable expenses. Executive shall receive four (4) weeks of paid vacation each year, which if not taken may not be carried forward to any subsequent year. Any and all benefits provided for hereunder shall not be included in the definition of the term "Base Salary" as such term is used in this Agreement .

4.6 Business Expense.  Company shall reimburse Executive for all reasonable travel, entertainment and other business expenses incurred by Executive in the course of performing the duties of the Position. Such expenses shall be reimbursed in accordance with the standard policies and procedures of the Company in effect from time to time related to such reimbursable expenses.

4.7 Temporary Housing.  For a period of ninety (90) days commencing from the Start Date, the Company shall, at the Company's sole cost and expense, provide Executive with temporary housing in Houston, Texas at such facilities and accommodations as the Company shall determine in its sole discretion. During such temporary housing period, the Company shall reimburse Executive for any and all costs and expenses reasonably incurred by Executive related to such temporary housing and in commuting to Houston, Texas. Such expenses shall be reimbursed in accordance with the standard policies and procedures of the Company in effect from time to time related to such reimbursable expenses. The Company shall gross up the compensation to be paid by the Company to Executive for the 2001 tax year to offset all applied income incurred by Executive as a result of such reimbursed costs and expenses.

4.8 Relocation Expenses.  Company shall reimburse Executive for any and all relocation costs and expenses reasonably incurred by Executive. Executive shall submit invoices, receipts or other documentation reasonably required by the Company to evidence such costs and expenses, and the Company shall reimburse Executive in accordance with the standard policies and procedures of the Company for such reimbursable expenses. The Company shall gross up the compensation to be paid by the Company to Executive for the 2001 tax year to offset all applied income incurred by Executive as a result of such reimbursed costs and expenses.

5. EFFECT OF CONVERSION TO CHAPTER 7.  In the event the bankruptcy proceedings of the Company and its Subsidiaries, Specialty Retailers, Inc. and Specialty Retailers, Inc. (NV), being jointly administered by the Bankruptcy Court under Case No. 00-35078-H2-11 (collectively, the "Bankruptcy Proceedings") are converted, voluntarily or otherwise, from reorganization proceedings under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") to liquidation proceedings under Chapter 7 of the Bankruptcy Code, the Board shall use its best efforts to have the severance benefits to be paid to Executive by the Company in accordance with Section 6.4 approved by the Bankruptcy Court as administrative expenses of the Bankruptcy Proceedings and to have such benefits paid to Executive within one (1) year of the date of such conversion.

6. TERMINATION; EFFECTS OF TERMINATION.  This Agreement may be terminated upon the occurrence of any of the following events:

6.1 Terminable At Will.  Notwithstanding any other provision of this Agreement including, but not limited to Section 2, this Agreement and Executive's employment with the Company or any of its Subsidiaries shall be terminable at will at any time for any reason by either party, and this Agreement shall expire automatically when Executive ceases to hold the Position with the Company for any reason. Upon such termination, the rights of Executive to receive the monies and benefits from the Company shall be determined in accordance with the terms and provisions contained in this Section 6, and Executives agrees that such monies and benefits are fair and reasonable and are the sole monies and benefits which shall be due to him from the Company in the event of termination.

6.2 By Company For Good Cause.  Upon written notice, Company may terminate this Agreement and the Employment Period immediately for "Good Cause" (as hereafter defined). Upon such termination, Executive shall be entitled to receive any Base Salary earned through the date of such termination, and no other monies or benefits shall be payable or owed to Executive under this Agreement.

6.3 By Company Without Good Cause.  In the event the Company does not renew this Agreement and extend the Employment Period at the expiration of the initial three (3) year period or the Company terminates this Agreement and the Employment Period at any time without Good Cause upon ten (10) days prior written notice to Executive of such termination, Executive shall be entitled to receive: (i) any Base Salary earned and fringe benefits described in Section 4.5 hereof accrued and unpaid through the date of such termination; (ii) an amount equal to the sum of: (1) one times the Base Salary in effect as of the date of such termination; and (2)  one times the targeted Merit Bonus of forty percent (40%) of Base Salary; provided, however, that Executive shall not receive any such amount related to the Merit Bonus unless the Board determines in good faith that Executive would have been entitled to a Merit Bonus for the fiscal year in which such termination occurred in accordance with the evaluation criteria described in Section 4.2 hereof; and (iii) medical and dental insurance coverage for Executive and his family for a period of twelve months (collectively, payments under clauses (ii) and (iii) of this Section 6.3 constitute the "Severance Payment"). The Severance Payment shall be payable in regular installments commencing from the date of such termination in accordance with the Company's general payroll practices and subject to customary withholdings or taxes.

6.4 By Executive for Good Reason.  Upon thirty (30) days prior written notice, Executive may terminate this Agreement and the Employment Period for "Good Reason" (as hereafter defined), and if requested by Company, Executive shall continue to work exclusively for the Company during such thirty (30) day period; provided, however, the Company shall have the right, in its sole discretion, to terminate this Agreement at any time during such thirty (30) day period upon written notice to Executive. Executive shall be entitled to receive: (i) any Base Salary earned through the expiration of such thirty (30) day period or the date on which the Company terminates this Agreement during such thirty (30) day period; and (ii) the Severance Payment. The Severance Payment shall be payable in twelve (12) equal monthly installments commencing from the date of such termination and subject to customary withholdings for applicable taxes.

6.5 By Executive Without Good Reason.  Upon thirty (30) days prior written notice, Executive may terminate this Agreement and the Employment Period without Good Reason, and if requested by the Company, Executive shall continue to work exclusively for the Company during such thirty (30) day period; provided, however, the Company shall have the right, in its sole discretion, to terminate this Agreement at any time during such thirty (30) day period upon written notice to Executive. Executive shall be entitled to receive: (i) any Base Salary earned through the expiration of such thirty (30) day period or the date on which the Company terminates this Agreement during such thirty (30) day period, and no other monies or benefits shall be payable or owed to Executive under this Agreement.

6.6 Execution of Release by Executive.  Company shall not be obligated to pay any portion of the Severance Payment, if any, unless and until Executive shall have executed and delivered to the Company a release of all claims against the Company and the Subsidiaries and affiliates and their respective officers, directors, employees, shareholders, agents and attorneys, arising out of or related to any act or omission which occurred on or prior to the date on which this Agreement or the Employment Period was terminated, in form and substance reasonably satisfactory to the Company.

6.7 Good Cause Defined.  For purposes of this Agreement, "Good Cause" means (a) Executive's conviction of any criminal violation involving dishonesty, fraud or moral turpitude; (b) Executive's gross negligence; (c) Executive's willful and serious misconduct; (d) Executive's breach of trust or fiduciary duty in the performance of his duties or responsibilities; (e) Executive's willful failure to comply with reasonable directives of the Board; or (f) Executive's breach of any term or provision of this Agreement.

6.8 Good Reason Defined.  For purposes of this Agreement, "Good Reason" shall exist if, without Executive's express written consent, (a) Executive is assigned duties or responsibilities materially inconsistent with the Position or its status with Company at any time; (b) the Company reduces Executive's Base Salary in violation of the terms of this Agreement; (c) the Company requires Executive regularly to perform his duties of employment at a location which is more than fifty miles from the location of the Company's executive offices at any time; or (d) the Bankruptcy Proceedings are converted, voluntarily or otherwise, from reorganization proceedings under Chapter 11 of the Bankruptcy Code to liquidation proceedings under Chapter 7 of the Bankruptcy Code.

7. CONFIDENTIAL INFORMATION.  Executive acknowledges that Executive will have access or be privy to certain confidential business information of the Company and its Subsidiaries as a result of Executive's employment with the Company or its Subsidiaries. Such confidential information may include but is not limited to business decisions, plans, procedures, strategies and policies, legal matters affecting Company and its Subsidiaries and their respective businesses, personnel, customer records information, trade secrets, bid prices, evaluations of bids, contractual terms and arrangements (prospective purchases and sales), pricing strategies, financial and business forecasts and plans and other information affecting the value or sales of products, goods, services or securities of the Company or any of the Subsidiaries, and personal information regarding employees (collectively, the "Confidential Information"). Executive acknowledges and agrees the Confidential Information is and shall remain the sole and exclusive property of the Company or such Subsidiary. Executive shall not disclose to any unauthorized person, or use for Executive's own purposes, any Confidential Information without the prior written consent of the Board, which consent may be withheld by the Company at its sole discretion, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions. Executive agrees to maintain the confidentiality of the Confidential Information after the termination of Executive's employment; provided, further, that if at any time Executive or any person or entity to which Executive has disclosed any Confidential Information becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, Executive shall provide the Company with prompt, prior written notice of such requirement so the Company, in its sole discretion, may seek a protective order or other appropriate remedy and/or waive compliance with the terms hereof. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the provisions hereof, Executive shall ensure that only the portion of the Confidential Information which such person is advised by written opinion of counsel that Executive is legally required to disclose is disclosed, and Executive further covenants and agrees to exercise reasonable efforts to obtain assurance that the recipient of such Confidential Information shall not further disclose such Confidential Information to others, except as required by law, following such disclosure. In addition Executive shall deliver to the Company upon termination of the Employment Period, and at any other time as the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to or containing any portion of the Confidential Information, or relating to the business of the Company or any Subsidiary which he may then posses or have under his control.

8. COVENANT NOT TO COMPETE, SOLICIT OR DISPARAGE .  Executive hereby agrees that for a period of twenty-four (24) months following the termination of this Agreement or the Employment Period (the "Non-Compete Period"), Executive shall not: (i) directly or indirectly either individually or for any other person or entity (whether as an officer, director, employee, owner, stockholder, consultant, agent, advisor, general partner, limited partner or otherwise) or as a part of a group, own, operate, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with any part of the business presently engaged in by the Company within any geographical area in which the Company engages or has proposed to engage in such business (or solicit any person to engage in any of the foregoing activities); (ii) directly or indirectly, individually or for any other person or entity induce or attempt to induce any employee of the Company to leave the employ of the Company, hire any person who is an employee of the Company as of or immediately prior to the time of such hiring, or induce or attempt to induce any manufacturers' representative, customer, supplier, licensee, agent or any other person or entity having a business relationship with the Company to cease doing business with or reduce the volume of its business with the Company; or (iii) initiate, participate or engage in any communication whatsoever with any current or former customer, supplier, vendor or competitor of any of the Companies or any of their respective directors, shareholders, officers, employees or agents, or with any current or former director, shareholder, officer, employee or agent of any of the Companies, or with any third party, which communication could reasonably be interpreted as derogatory or disparaging to any of the Companies, including but not limited to the business, practices, policies, directors, shareholders, officers, employees, agents, advisors and attorneys of any of the Companies. Provided, however, nothing herein shall prohibit Executive from being a passive owner or controlling, directly or indirectly, of not more than five percent (5%) in the aggregate of the outstanding stock of any class of a corporation which is publicly traded and which competes in the business of Company so long as Executive has no direct or indirect participation in the management of such corporation. Executive acknowledges that the foregoing restriction is reasonable in all respects and that there is no less restrictive provision in terms of duration, prohibited activities or geographic area which would adequately protect Company's assets and other legitimate business interests. For purposes of the foregoing, a business shall be deemed to be competing with the business of Company if such business (a) operates apparel stores in small markets (populations of less than 25,000) and (b) operates a significant number of its apparel stores (75% or more of its total apparel stores) in 10,000 -  30,000 square foot formats.

9. TAXES.  Executive shall be solely and exclusively responsible for and shall fully and timely pay and discharge any and all taxes, costs, fees, fines, penalties and interest of any type whatsoever (collectively, "Taxes") which may be or become due or payable by Executive or any of his successors, heirs or assigns directly or indirectly as a result or, arising out of or related to this Agreement or as a result of any funds or benefits paid to or for the benefit of Executive before, on or during the Effective Date, or such other date as the Bankruptcy Court may order and direct.

10. NOTICES.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address indicated below:

To Executive: Stage Stores, Inc.

10201 Main Street

Houston, Texas 77025

Attention: Michael E. McCreery

To Company: Stage Stores, Inc.

10201 Main Street

Houston, Texas 77025

Attention: Chief Executive Officer

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

11. GOVERNING LAW.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. In furtherance of the foregoing, the internal law of the State of Texas shall control the interpretation and construction of this Agreement, even though under the jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

12. PREVAILING PARTY.  In the event either party commences an action alleging any violation of this Agreement, or seeking to enforce, construe, modify or interpret this Agreement, the non-prevailing party shall pay all costs, expenses and reasonable attorneys' fees incurred by the prevailing party in connection with such proceeding.

13. SEVERABILITY.  Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant or provision hereof. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event such a limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

14. AMENDMENTS; MODIFICATIONS.  Neither this Agreement nor any term or provision in it may be changed, waived, discharged, rescinded or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge, rescission or termination is sought.

15. WAIVER.  No failure on the part of either party to this Agreement to exercise, and no delay in exercising, any right, power or remedy created hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto to any breach of, or default in, any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof. The terms and provisions of this Agreement, whether individually or in their entirety, may only be waived in writing and signed by the party against whom or which the enforcement of such waiver is sought.

16. SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon the successors, assigns, heirs, legatees, devisees, executors, administrators, receivers, trustees and representatives of Executive and shall inure to the benefit of the Company and its subsidiaries and their respective successors, assigns, administrators, receivers, trustees and representatives.

17. HEADINGS.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18. MULTIPLE COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

19. FEES AND EXPENSES.  All costs and expenses incurred by either party in the preparation, negotiation or performance of this Agreement shall be borne solely by the party incurring such expense without right of reimbursement.

20. FURTHER ASSURANCES.  Executive and the Company covenant and agree that each will execute any additional instruments and take any actions as may be reasonably requested by the other party to confirm or perfect or otherwise to carry out the intent and purpose of this Agreement.

21. CONSTRUCTION.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Executive and the Company, and no presumption or burden of proof shall arise favoring or disfavoring either by virtue of the authorship of any of the provisions of this Agreement.

22. SURVIVAL.  Executive and the Company agree that the terms and conditions of Sections 3 and 7 through 24 (inclusive) shall survive and continue in full force and effect, notwithstanding any expiration or termination of the Employment Period or this Agreement.

23. ENTIRE AGREEMENT.  This Agreement contains and constitutes the entire agreement between Executive and the Company and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, between Executive and the Company relating to the subject matter hereof in any way.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

"COMPANY" STAGE STORES, INC.,

a Delaware corporation

By: /s/ James R. Scarborough

James R. Scarborough, Chief Executive Officer

"EXECUTIVE" /s/ Michael E. McCreery

Michael E. McCreery, an individual

415823.4/SCG/31150-008

EXHIBIT "A"

Emergence Bonus Stock Option Agreement